FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 26, 2009

Administaff, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Item 7.01. Regulation FD Disclosure.

On May 29, 2009, Paul J. Sarvadi, Chairman of the Board and Chief Executive Officer, established a new structured, prearranged trading plan to sell a portion of his Administaff common shares and exercise options over a six month period in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  Mr. Sarvadi’s most recent trading plan expired in March 2008.

Under the new trading plan, Mr. Sarvadi may sell a maximum of 380,000 shares, of which 110,000 represent shares to be acquired in connection with the exercise of stock options, at a weighted average stock price of $32.83.  These shares represent approximately 16% of Mr. Sarvadi’s current common stock and stock option holdings.

On May 26, 2009, Administaff, Inc.’s president, Richard G. Rawson, established new structured, prearranged trading plans to sell a portion of his Administaff common shares over a six month period in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  Mr. Rawson’s most recent trading plan expired in November 2008.

Under the new trading plans, Mr. Rawson may sell a maximum of 168,000 shares, at a weighted average stock price of $30.50. These shares represent approximately 14% of Mr. Rawson’s current common stock and stock option holdings.

The plans have been initiated during the company’s open window for insider transactions.

Rule 10b5-1 permits the implementation of a written plan for selling stock at times when insiders are not in possession of material nonpublic information, and allows them to sell stock on a regular basis and in a non-discretionary manner, regardless of any subsequent material nonpublic information they receive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADMINISTAFF, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink Senior Vice President of Legal,
General Counsel and Secretary
Date: May 29, 2009